LAW OFFICES OF THOMAS J. CRAFT, JR., PA
11000 Prosperity Farms Road-Suite 101
Palm Beach Gardens, FL 33410
(561) 543-2233 – Fax: (646) 202-9679

November 21, 2006

International American Technologies, Inc.
601 Cien Street, Suite 235
Kemah, TX 77565

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel to International American Technologies, Inc., (the "Registrant") in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the sale by Vision Opportunity Master Fund, Ltd., the selling shareholder of up to 44,999,999 shares of the Registrant’s common stock ("Common Stock"). This opinion is submitted pursuant to the applicable rules of the SEC with respect to the Registration Statement.

In connection therewith, I have examined and relied upon originals or copies, certified, conformed or otherwise identified to my satisfaction, of such records, documents, certificates or other instruments delivered to the undersigned by the Registrant as I deemed necessary or appropriate to enable me to render the opinions expressed hereinbelow, including but not limited to: Registrant’s Articles of Incorporation, as amended; Registrant’s Bylaws; the Series A and Series B Convertible Preferred Stock Purchase Agreements; the Series A, B and C Warrants; and the Registration Rights Agreements. In all such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to originals or certified documents of all copies submitted to the undersigned as conformed, Photostat or other copies. As to various matters of fact material to my opinions, I have relied upon representations of the officers and directors of the Registrant and its subsidiaries without independently verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, I am of the opinion that: the shares of Common Stock underlying the Series A and Series B Convertible Preferred Stock and issuable upon the exercise of the Series A, B and C Warrants that are being offered by the selling shareholder, when sold in the manner provided in the Registration Statement, will be legally issued, fully paid and non-assessable; and the Common Stock being registered pursuant to the Registration Statement have been validly authorized.

I am a member of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida, Nevada corporate law, where applicable , and applicable federal security laws of the United States. I have rendered no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant or the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ Thomas J. Craft, Jr., PC